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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (the "Agreement") entered into as of this 2nd day of November, 2004, between SFBC International, Inc., a Delaware corporation (the "Company") and Jeffrey P. McMullen (the "Executive").

      WHEREAS, PharmaNet, Inc. ("PharmaNet") shall be a wholly-owned subsidiary of the Company upon consummation of the merger (the "Merger") contemplated by that certain Agreement and Plan of Merger among the Company, SFBC Sub 2004, Inc. and PharmaNet, dated of even date herewith (the "Merger Agreement"); and

      WHEREAS, in its business, PharmaNet has acquired and developed certain trade secrets, including but not limited to proprietary processes, sales methods and techniques, and other like confidential business and technical information, including, but not limited to, technical information, design systems, proprietary assays, pricing methods, pricing rates or discounts, process, procedure, formula, design of computer software or improvement of any portion or phase thereof, whether patented or not, that is of any value whatsoever to PharmaNet, as well as certain unpatented information relating to the Services (as defined below) information concerning proposed new services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by PharmaNet or by any other entity for PharmaNet), other Confidential Information (as defined below) and information about PharmaNet's employees, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment with PharmaNet; and

      WHEREAS, PharmaNet has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial relationships with suppliers, and Clients (as defined below), actual and prospective; and

      WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of employment and following (for a reasonable time) termination of employment; and

      WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to PharmaNet of the Executive's services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

      1. REPRESENTATIONS AND WARRANTIES. The Executive hereby represents and warrants to the Company that he (a) is not subject to any written nonsolicitation or noncompetition agreement affecting his employment with the Company (other than any prior agreement with PharmaNet or any Affiliate (as defined below)), (b) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than any prior agreement with PharmaNet or any Affiliate), and (c) has not brought to the Company any trade secrets, confidential business information, documents, or other personal property of a prior employer.

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      2. TERM OF EMPLOYMENT.

      (a) Term. Subject to Section 6 hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on the Effective Date (as defined below) and ending three (3) years from the Effective Date (the "Employment Term"). For the purposes of this Agreement, the "Effective Date" shall be the effective date of the of the Merger.

      (b) Continuing Effect. Notwithstanding any termination of employment, at the end of the Employment Term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.

      3. DUTIES.

            (a) General Duties. The Executive shall serve as President and Chief Executive Officer of PharmaNet, Inc. and PharmaNet, LLC, with duties and responsibilities that are customary for such position. The Executive shall report directly to Arnold Hantman, the Chief Executive Officer of the Company, or his successor (the "Company CEO"). The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. Additionally, in the event that, and so long as, the Executive is (or is acting as) either the Chief Executive Officer, Chief Financial Officer or one of the Chief Clinical Directors (i.e., in charge of clinical operations) of PharmaNet, the Executive shall be required to execute and deliver to the Company, on a timely basis, the quarterly sub-certifications provided by the Company to similarly situated officers of its other subsidiaries in order to permit the Company to comply with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

            (b) Devotion of Time. The Executive shall devote the amount of time and attention to the business and affairs of PharmaNet that are reasonably necessary to competently perform his duties. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business or organization without the prior consent of the board of directors of the Parent. Notwithstanding the foregoing, the Executive shall be permitted, subject to the first sentence of this Section 3(b) and Sections 7, 8, 9 and 10 hereof, to (i) serve on corporate, advisory, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) manage personal investments and (iv) engage in any business or employment activity that Executive is engaged in as of the date of this Agreement.

            (c) Location of Office. The Executive's principal business office shall be at PharmaNet's current headquarters in West Windsor, New Jersey, as it may be changed from time to time by the senior management of PharmaNet; provided, however, that the Executive's job responsibilities shall include all business travel reasonably necessary to the performance of his job as set forth in this Section 3. The Executive hereby acknowledges that his services shall be supervised by the Company CEO, who performs his duties under the direction of the Board of Directors of the Company (the "Board of Directors") at the Company's headquarters in Miami-Dade County, Florida and, as such, Executive shall regularly transact business in Miami-Dade County, Florida in furtherance of his duties.

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            (d) Adherence to Inside Information Policies. The Executive
acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its employees and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, PharmaNet, or any third party. The Executive shall promptly execute any agreements generally distributed by the Company or PharmaNet to its employees requiring such employees to abide by its inside information policies.

      4. COMPENSATION AND EXPENSES.

            (a) Annual Base Salary. For the services of the Executive to be rendered under this Agreement, during the Employment Term the Company shall pay the Executive an annual base salary of $475,000. The Annual Base Salary shall be adjusted annually at the greater of (i) four (4%), (ii) an amount approved by the Compensation Committee of the Parent's Board of Directors or (iii) the Consumer Price Index in accordance with the formula attached hereto as Exhibit
A. The Annual Base Salary shall be payable in accordance with the Company's normal payroll practices.

            (b) Annual Cash Bonus. In addition to any other compensation received pursuant to this Agreement and subject to continued employment at the end of each calendar year beginning in 2005, the Executive shall receive a bonus in an amount equal to one and one-half percent (1.5%) of PharmaNet's operating income (which shall be calculated prior to any deductions for interest and tax and shall be based on the corporate and financial structure of PharmaNet as of the Effective Date as if such corporate and financial structure were in place at the time of such calculation). In no event shall the bonus paid for any given year exceed one hundred percent (100%) of the Executive's Annual Base Salary. For the purposes of this Section 4(b), all compensation paid under this Agreement or otherwise payable to Executive by the Company or any of its subsidiaries shall be deemed paid by PharmaNet.

            (c) Annual Option Grants. The Executive shall receive an annual grant of options ("Annual Options") to purchase shares of common stock of the Company (the "Common Stock") in an amount equal to the average of the aggregate number of shares of Common Stock underlying the options granted by the Company to Arnold Hantman, Lisa Krinsky, M.D., Dr. Gregory Holmes and Dr. Marc Le Bel (on the basis that each such individual maintains his or her current level of employment and responsibility with the Company) (collectively, "Senior Management") for that calendar year, and on terms equivalent to such options granted to Senior Management. Options granted pursuant to this Section 4(c) shall be granted in accordance with the terms and conditions of the Company's standard form of option agreement and applicable option plan.

            (d) Expenses. In addition to any compensation received pursuant to this Section 4, the Company shall reimburse or advance funds to the Executive for all first class travel, entertainment, professional dues and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, subject to receipt by the Company of evidence of such expenses.

      5. BENEFITS.

            (a) Vacation. During each year of employment, the Executive shall be entitled to twenty (20) business days of vacation without loss of compensation or other benefits to which he is

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entitled under this Agreement, such vacation to be taken at such times as the
Executive may select and the affairs of the PharmaNet may permit.

            (b) Employee Benefit Programs. The Executive is entitled to participate in any pension, 401(k), medical insurance, disability insurance, life insurance or other employee benefit plan that is maintained by the Company or PharmaNet for its senior management, including reimbursement of membership fees in professional organizations, subject to the eligibility requirements of these specific plans.

            (c) Insurance. Either the Company or PharmaNet shall pay the cost of all insurance premiums in connection with the insurance or benefit programs referred to in Section 5(b) in which the Executive chooses to participate, except to the extent any benefit program is funded by deferrals from the Executive's compensation.

            (d) Death Benefit. In the event of the Executive's death prior to the end of the Employment Term, the Executive's estate or his designated beneficiary shall be entitled to receive the Executive's Annual Base Salary for the balance of the Employment Term, such balance to paid in the ordinary course. Upon the Executive's death, any restrictions imposed by the Company on securities of the Company or an Affiliate of the Company held by the Executive (or for the benefit of the Executive) shall be removed, except any applicable federal and/or state securities laws.

            (e) Transportation Benefit. The Executive shall be entitled to the full use of a luxury motor vehicle of the Executive's choosing, with all costs for such motor vehicle, including the cost of the motor vehicle, fuel costs, insurance costs and maintenance costs, to be paid by PharmaNet or the Company; provided that such benefit is provided in a manner whereby the Executive does not incur any income tax liability.

            (f) Membership Benefit. The Company or PharmaNet shall maintain PharmaNet's membership at Tournament Players Club at Jasna Polana in Princeton, New Jersey.

            (g) Financial Planning Services. The Company or PharmaNet shall pay the cost of financial planning services for the Executive in an amount up to $3,000 per quarter.

      6. TERMINATION.

      (a) General Provisions. Either the Company or the Executive, in his or its sole discretion, may terminate the Executive's employment without cause at any time upon ninety (90) days written notice. Upon the effective date of any termination, whether with or without cause (the "Effective Date of Termination"), the Executive shall have no right to compensation or reimbursement under Section 4 (except for compensation earned or reimbursable expenses incurred prior to the Effective Date of Termination) or to participate in any employee benefit programs under Section 5 for any period subsequent to the effective date of termination, except as provided for by law. On or before the Effective Date of Termination or prior to receiving any final compensation or expenses due him, the Executive shall (a) return to PharmaNet's headquarters,
(b) participate in an exit interview, and (c) execute a Certificate of Conclusion of Employment, certifying that he has complied with his obligations and acknowledging his continuing obligations under this Agreement. The Executive's failure to comply with the requirements of this Section 6 shall constitute a material breach of this Agreement. If the Executive's employment is terminated by the Company for any reason other than

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Cause (as defined below), he shall be entitled to ninety (90) days severance pay from the Effective Date of Termination.

      (b) Termination for Cause. The Company may terminate the Executive's employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving written notice of termination. The Executive shall have ten (10) days from the date of the notice to provide the Company CEO with evidence that the Company is mistaken as to Cause and that the Executive's behavior does not meet the criteria for Cause. During such ten (10) day period, the Executive shall be suspended without pay; provided, however, that if employment is reinstated then the Executive shall be paid for such ten (10) day period or if the termination is upheld, the Effective Date of Termination shall de deemed to be the date of receipt by the Executive of the written notice of termination. Upon any such termination for Cause, the Executive shall have no right to compensation or reimbursement under Section 4 (except for compensation earned or reimbursable expenses incurred through the Effective Date of Termination), or to participate in any employee benefit programs under Section 5 for any period subsequent to the Effective Date of Termination, except as provided by law. For purposes of this Section 6(b), "Cause" shall mean that the Executive has: (i) been convicted of a felony involving any subject matter; (ii) been charged with a felony relating to the business of PharmaNet or any Affiliate; (iii) been convicted of a misdemeanor directly involving the Executive's employment that directly affects the business of PharmaNet; (iv) been found after an internal investigation to have engaged in sexual misconduct which is related to the Executive's employment or the business of PharmaNet and/or violated the Company's sexual harassment policy; (v) in carrying out his duties hereunder, acted with gross negligence or intentional misconduct resulting, in either case, in harm to PharmaNet; (vi) misappropriated PharmaNet funds or otherwise defrauds PharmaNet; (vii) breached his fiduciary duty to PharmaNet resulting in profit to him, directly or indirectly; (viii) been found to have committed any act or failed to take any action which results in the Common Stock being delisted for trading on its principal trading market or exchange; (ix) been convicted of illegal possession or illegal use of a controlled substance; (x) engaged in chronic drinking or the illegal use of illegal drugs, chemicals or controlled substances or the abuse of otherwise legal drugs or chemicals or controlled substances that affects the performance of his duties as reasonably determined by the Company; (xi) failed or refused to cooperate in any official investigation conducted by or on behalf of PharmaNet;
(xii) materially breached any provision of this Agreement, including Section 3(d), after notice and a reasonable opportunity to cure such behavior (if the behavior is of the nature that it can be cured); (xiii) intentionally or willfully failed to comply with the reasonable directives of the Board of Directors; (xiv) committed an act or omission constituting gross negligence or willful misconduct which causes, at least in part, the Parent to restate its financial statements for a completed fiscal period after having filed such financial statements with the Securities and Exchange Commission; or (xv) been found by a court, the Securities and Exchange Commission or any state governmental authority which regulates or enforces such state's securities laws, in a final determination, to have violated any applicable securities laws, whether such finding was after a hearing or trial or on consent without admitting or denying any allegations of wrongdoing.

      7. NON-COMPETITION AGREEMENT.

            (a) Competition with PharmaNet. Until termination of his employment and for a period of two (2) years after the Effective Date of Termination, the Executive, directly or indirectly or, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other

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entity (any of the foregoing, an "Affiliated Entity") shall not act as an executive officer or provide Services to any entity which competes with PharmaNet or its Affiliates, within any metropolitan area in the United States or elsewhere in which PharmaNet or its subsidiaries or the Company or any of its other subsidiaries (collectively, the "Affiliates"), if applicable, is then engaged in the offer and sale of competitive Services; provided, however, that the foregoing provisions shall not prevent the Executive from accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to PharmaNet's business (the "Prohibited Business") if the Executive's employment is totally unrelated to the Prohibited Business; provided, further, the foregoing shall not prohibit Executive from owning up to five percent (5%) of the securities of any publicly-traded enterprise that engages in the Prohibited Business provided the Executive is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise. In addition, the Executive may not, directly or indirectly, including through any Affiliated Entity, obtain employment with or perform services for any Client (as defined below) of the Company during the period commencing on the Effective Date of Termination and continuing for twelve (12) months thereafter.

            (b) Solicitation of Clients. During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly, including through any Affiliated Entity, shall not seek Prohibited Business from any Client on behalf of any enterprise or business other than PharmaNet, refer Prohibited Business generated from any Client to any enterprise or business other than PharmaNet or receive commissions based on sales or otherwise relating to the Prohibited Business from any Client, enterprise or business other than PharmaNet. For purposes of this Agreement, the term "Client" means any person, firm, corporation, limited liability company, partnership, association or other entity (i) to which PharmaNet sold or provided Services in excess of $100,000 during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Client, or (ii) who or which has been approached by an employee of PharmaNet for the purpose of soliciting business for PharmaNet and which business was reasonably expected to generate revenue in excess of $100,000.

            (c) Solicitation of Employees. During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly, including through any Affiliated Entity, shall not solicit, hire or contact any employee of PharmaNet for the purpose of hiring them or causing them to terminate their employment relationship with PharmaNet.

            (d) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 7; provided, however, that at the Company's option, after the Effective Date of Termination the Company may engage Executive as a consultant at an annual consulting fee of $50,000 (which shall entitle the Company to receive no more than twenty (20) hours per month in consulting services from the Executive) and provide Executive with office space and secretarial services at the Company (or any subsidiary) office location of the Executive's choosing during such time that Executive is a consultant of the Company; provided, further, however, that nothing in this Section 7(d) shall be interpreted as to require the Executive to accept any such consulting position with the Company.

            (e) References. References to PharmaNet in this Section 7 shall include PharmaNet's Affiliates.

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      8. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

            (a) Confidential Information. "Confidential Information" includes, but is not limited to, trade secrets (as defined by the common law and statute in Florida or New Jersey or any future Florida or New Jersey statute), processes, policies, procedures, techniques (including recruiting techniques), designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Services, PharmaNet's budgets and strategic plans, and the identity and special needs of Clients, databases, data, all technology relating to PharmaNet's businesses, systems, methods of operation, Client lists, Client information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of PharmaNet, names, home addresses and all telephone numbers and e-mail addresses of PharmaNet's employees, former employees, clients and former clients. In addition, Confidential Information also includes the identity of Clients and the identity of and telephone numbers, e-mail addresses and other addresses of employees or agents of Clients who are the persons with whom PharmaNet's employees and agents communicate in the ordinary course of business. For purposes of this Agreement, the following will not constitute Confidential Information: (i) information which is or subsequently becomes generally available to the public through no act of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of PharmaNet, and
(iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any Affiliates of the Company) who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or PharmaNet. As used herein, the term "Services" shall include the providing of clinical trials management services and other services engaged in by PharmaNet during the Employment Term.

            (b) Legitimate Business Interests. The Executive recognizes that PharmaNet has legitimate business interests to protect and, as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further PharmaNet's legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Confidential Information, (iii) substantial relationships with specific prospective or existing Clients or clients, (iv) Client goodwill associated with the PharmaNet's business and (v) specialized training relating to the Services and PharmaNet's technology, methods and procedures.

            (c) Confidentiality. The Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior written consent of PharmaNet, be disclosed to any person other than in connection with the Executive's employment with PharmaNet. The Executive further acknowledges that such Confidential Information as is acquired and used by PharmaNet is a special, valuable and unique asset. The Executive shall exercise all due and diligence precautions to protect the integrity of PharmaNet's Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from PharmaNet's premises except to the extent necessary to his employment and then only with the authorization of an officer of PharmaNet. All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with PharmaNet are confidential and proprietary and shall remain the exclusive property of PharmaNet or its Clients, as the case may be. The Executive shall not, except in connection with

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and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of PharmaNet (excluding the Executive, if applicable).

            (d) References to PharmaNet in this Section 8 shall include PharmaNet's Affiliates.

      9. EQUITABLE RELIEF.

            (a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, shall cease to be an employee of the Company for any reason and take any action in violation of
Section 7 and/or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in
Section 9(b) below to enjoin the Executive from breaching the provisions of
Section 7 or Section 8. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

            (b) Any action must be commenced in Mercer County, New Jersey. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

      10. CONFLICTS OF INTEREST. Except as otherwise set forth in Section 7(a), while employed by the Company, the Executive shall not, directly or indirectly, unless approved by the Board of Directors:

            (a) participate as an individual in any way in the benefits of transactions with any of Company's suppliers or Clients, including, without limitation, having a financial interest in the Company's suppliers or Clients, or making loans to, or receiving loans from, the Company's suppliers or Clients;

            (b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive's employment with the Company for the Executive's personal advantage or gain; or

            (c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a technical capacity by, a person or entity that does business with the Company.

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As used in Section 10(a), (b) or (c), references to the Company also includes its Affiliates.

      11. INVENTIONS, IDEAS, PROCESSES, AND DESIGNS. All inventions, ideas, processes, programs, software, and designs (including all improvements) (a) conceived or made by the Executive during the course of his employment with PharmaNet (whether or not actually conceived during regular business hours) and for a period of six (6) months subsequent to the Effective Date of Termination or expiration of such employment with PharmaNet and (b) related to the business of PharmaNet, shall be disclosed in writing promptly to PharmaNet and shall be the sole and exclusive property of PharmaNet. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of PharmaNet if (x) it was made with PharmaNet's equipment, supplies, facilities, or Confidential Information, (y) results from work performed by the Executive for PharmaNet, or (z) pertains to the current business or demonstrably anticipated research or development work of PharmaNet. The Executive shall cooperate with PharmaNet and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to PharmaNet. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of PharmaNet, and the Executive shall be bound by such decision.

      12. INDEBTEDNESS. If, during the course of the Executive's employment under this Agreement, the Executive becomes indebted to PharmaNet for any reason, the Company may, if it so elects, set off any sum due to PharmaNet from the Executive and collect any remaining balance from the Executive.

      13. PURCHASE OF COMMON STOCK.

            (a) In conjunction with the closing of the Merger, the Executive shall purchase from the Parent the number of shares of Common Stock equal to the number of shares purchasable at the Closing Price (as defined below) with the use of fifteen percent (15%) or twenty percent (20%) (at the Executive's sole discretion) of his net after-tax proceeds received from the consummation of the Merger (the "Restricted Shares"). The purchase price per share shall be 85% of the closing price of the Common Stock on The NASDAQ Stock Market on the last trading day before the closing of the Merger (the "Closing Price"). The Executive shall execute a customary investment letter in connection with such purchase and the Restricted Shares shall only be restricted pursuant to the requirements of the Securities Act of 1933, as amended.

            (b) For each Restricted Share purchased by the Executive pursuant to
Section 13(a), the Executive shall be granted an option to purchase one (1) share (in the event the Executive chooses to reinvest fifteen percent (15%) pursuant to Section 13(a)) or one and one-half (1.5) shares (in the event the Executive chooses to reinvest twenty percent (20%) pursuant to Section 13(a)) of Common Stock with an exercise price equal to the Closing Price. Options granted pursuant to this Section 13(b) shall be granted in accordance with the terms and conditions of the Parent's standard form of option agreement and applicable option plan and vest ratably over a three-year period, each June 30th and December 31st, commencing on June 30, 2005, subject to the continued employment of Executive with PharmaNet, Company or any of Company's subsidiaries.

            (c) At the Effective Date, the Executive shall be granted an option to purchase 135,000 shares of Common Stock with an exercise price equal to 110% of the Closing Price. The

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option granted pursuant to this Section 13(c) shall vest immediately and shall otherwise be granted in accordance with the terms and conditions of the Company's standard form of option agreement and applicable option plan.

      14. BOARD OF DIRECTORS. As promptly as practicable after the Effective Date, but in no event later than the next annual meeting of the Company's stockholders after the Effective Date, the Company shall take all required actions to have the Executive appointed to the Board of Directors. The Company hereby agrees that it shall take all commercially reasonable actions (a) to nominate the Executive for election to the Board of Directors at the Company's first meeting of stockholders after the Effective Date (which in no event shall be later than the first annual meeting of stockholders after the Effective Date) and (b) have the Executive elected by the Company's stockholders to the Board of Directors. From the Effective Date until the Executive becomes a member of the Board of Directors, Executive shall have the right to receive notice of and observe and participate in all meetings of the Board of Directors and, in this respect, the Company shall give the Executive copies of all notices, minutes, consents and other materials that it provides to the members of the Board of Directors.

      13. ASSIGNABILITY. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities (via merger or otherwise) or assets and business of the Company. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

      14. SEVERABILITY.

            (a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

            (b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included and the invalid or unenforceable provision shall be substituted with a provision which most closely approximates the intent and the economic effect of the invalid or unenforceable provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

      15. NOTICES AND ADDRESSES. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight delivery, or by facsimile delivery followed by Federal Express or similar next business day delivery, as follows:

      To the Company:             SFBC International, Inc.
                                  11190 Biscayne Blvd.
                                  Miami, FL  33181
                                  Facsimile: (305) 895-4204
                                  Attention:  Mr. Arnold Hantman

      With a Copy to:             Michael D. Harris, Esq.
                                  Michael Harris, P.A.
                                  1555 Palm Beach Lakes Blvd.
                                  Suite 310
                                  West Palm Beach, FL  33401
                                  Facsimile (561) 478-1817

      To the Executive:           Mr. Jeffery P. McMullen
                                  c/o PharmaNet, Inc.
                                  504 Carnegie Center
                                  Princeton, NJ  08540-6242
                                  Facsimile (609) 951-6821

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

      16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

      17. ATTORNEY'S FEES. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, each party shall be responsible for its own attorney's fee, costs and expenses.

      18. GOVERNING LAW. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New Jersey without regard to choice of law considerations.

      19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

      20. ADDITIONAL DOCUMENTS. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

      21. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      23. CLOSING CONDITION. This Agreement is subject to the consummation of the Merger. If the Merger does not close, this Agreement shall be null and void.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

                                        SFBC INTERNATIONAL, INC.

                                        By: /s/ Arnold Hantman
                                            ------------------------------
                                            Arnold Hantman,
                                            Chief Executive Officer

                                        EXECUTIVE:

                                        By: /s/ Jeffrey P. McMullen
                                            ------------------------------
                                            Jeffrey P. McMullen

                                    EXHIBIT A

                          Consumer Price Index Formula

      Commencing with the one (1) year anniversary of the commencement of the term and the beginning of each year thereafter during the term of this Agreement, the Executive's annual salary shall be adjusted in accordance with the Consumer Price Index, all Urban Consumers issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the years 1982-84 as a base of 100 (the "Index"). At the commencement of the second year, and of each year thereafter, the Executive's adjusted Annual Base Salary shall be multiplied each year by a fraction, the numerator of which shall be the published Index number for the month preceding the commencement of the new year (i.e., December 2005) and the denominator of which shall be the published Index number for the preceding month of the preceding year (i.e., November 2004). The resulting increase to the Executive's Annual Base Salary shall be added to the prior year's Annual Base Salary and become a part thereof for the current year. In the event that the Index herein referred to ceases to be published during the term of this Agreement, or if a substantial change is made in the method of establishing such Index, then the determination of the adjustment in the Executive's compensation shall be made with the use of such conversion factor, formula or table as may be published by the Bureau of Labor Statistics, or if none is available, the parties shall accept comparable statistics on the cost of living in the United States as shall then be computed and published by an agency of the United States, or if not so computed or published, by a respected financial periodical selected by the Company.